Exhibit 99.1

Quarter 3, Fiscal Year 2004 Earnings Call Transcript

July 26, 2004

John Heffner:

Hello, I am John Heffner, Chief Financial Officer for PriceSmart, Inc. and I want to welcome you to this presentation of the results of operation for PriceSmart’s third fiscal quarter which ended on May 31, 2004. Joining me in this presentation is Robert Price, the Company’s Chairman and Interim Chief Executive Officer.

Before we begin, I would like to remind listeners that this presentation contains statements about expected future events and financial results that are forward looking and subject to risks and uncertainties. I would encourage you to review the section “Factors That May Affect Future Performance” in the Company’s 10-Q report filed with the SEC on July 15th, 2004 for additional information concerning risk factors that could cause our actual performance to differ materially from any projected performance stated today.

I will speak specifically to the financial results for the three- and nine-month period ended May 31st, 2004, and then Robert Price will provide his comments on the business. Following that, we will address specific questions that were sent to us that we do not already address in our prepared remarks.

My presentation of the financial results for the third quarter of fiscal year 2004 will primarily use the comparable quarter of fiscal year 2003 as the basis for comparison. This financial data, including consolidated income statement, balance sheet, and the cash flow statement can be found in the Company’s Form 10-Q filed on July 15th, 2004 or in the third quarter earnings press release which is posted on our web site: www.PriceSmart.com.

For the third quarter of fiscal year 2004, PriceSmart recorded a net loss to common stockholders of $7.5 million or ($1.01) per diluted share compared to a net loss of $8.1 million or ($1.18) per diluted share recorded in the third quarter of fiscal year 2003. For the nine-month period, the Company had a net loss to common stockholders of $18.9 million or ($2.61) per diluted share compared to a year earlier net loss of $6.1 million or ($.89) per diluted share. Included in this quarter’s loss is a $3.3 million asset impairment charge which I will speak to later in my remarks.

Consolidated net warehouse sales from the 25 warehouse clubs in operation in the third quarter of fiscal 2004 decreased 11.6% to $142.2 million from $160.8 million in the third quarter of fiscal 2003 when the company had 28 warehouse clubs in operation. Excluding $15.2 million in Philippine wholesale telephone card sales (which began in September 2002 and were discontinued in May 2003), net warehouse sales decreased 2.3% from the comparable period sales of $145.6 million. For the nine-month period, net warehouse sales were $447.4 million in fiscal 2004 as compared to $496.3 million in fiscal 2003.

On a comparable store basis (that is, sales for warehouse clubs that were open at least 12 full months), sales declined 0.1% in March, but registered increases in each of the other two months of the quarter: 2.2% in April and then 3.8% in May (excluding the Philippine telephone card sales).

Sales growth for the three-month period compared to the same period last year was highest in the company’s Caribbean markets (most notably Trinidad, Barbados, Aruba, and Jamaica) with strong year-on-year growth also in Costa Rica within Central America. The Asia market experienced sales decline due primarily to two fewer warehouse clubs in operation from the comparable period last year (from five to three. The Company has since opened a new location in Aseana, Metro Manila in early June, bringing the number of warehouse clubs in the Philippines to four.

Membership income was $2.2 million for the quarter, up from $2.0 million in Q3 last year. As of the end of May, PriceSmart had approximately 458,000 membership accounts, a reduction of 6,700 accounts from May 2003. The year-on-year reduction is largely attributable to three fewer warehouse clubs, and the non-renewal of heavily discounted memberships sold in fiscal 2003 in Panama and the Philippines. These discounted memberships did not generate a significant level of warehouse sales and their non-renewal is not expected to have a proportional impact on warehouse sales. The average cash collected for membership fees in the period was just over $23. PriceSmart recognizes membership income ratably over the one-year life of the membership. Renewal rates are running at about 63% on a year to date basis. The Company’s target is 75%, and a number of our markets are well in excess of 75%. The aforementioned Panama and Philippines renewal are below that 75% target number.

Warehouse gross profit margins in the third quarter of fiscal 2004 were 13.8% of net warehouse sales compared to 10.9% in the third quarter of fiscal 2003. PriceSmart has improved its merchandise mix, with U.S. merchandise accounting for 44% of sales in the quarter, up from 40% last year with US hard-line and soft-line merchandise growing 19% from the prior year. Warehouse margins in Q3 of last year were negatively impacted by a $2.0 million write-down for slow moving inventory.

Warehouse club operating expenses decreased to $20.0 million in the quarter from $21.0 million last year as a result of fewer warehouse clubs in operation. As a percent of warehouse club sales, operating expenses increased from 13.0% last year to 14.1% resulting from increases in utilities, repairs and maintenance, increased wage rates in certain club locations, and the increasing costs associated with credit card usage and fees.

General and administrative expenses, the costs associated with PriceSmart’s U.S. based corporate activities, were $5.5 million (or 3.9% of sales) in the current quarter compared to $7.2 million (4.5% of sales) last year. The current quarter expenses include approximately $360,000 in costs for outside professional services attributable to legal proceedings arising from the Company’s restatement of financial results for the fiscal year 2002 and the first three quarters of fiscal 2003. The Company expects to incur additional costs for these services in the upcoming fiscal quarters. The third quarter of fiscal 2003 included severance costs of $1.1 million relating to several former executives who left the company in that period and $833,000 in option re-pricing expense.

Asset impairment and closure costs for the quarter were $3.7 million, including a $3.3 million non-cash charge to write-down the carrying value of real estate previously used to house a now-closed warehouse club in the Philippines based upon revised estimates of the market value for that facility.

Pre-opening expenses in the quarter were associated with the Company’s Aseana warehouse club in metro Manila, Philippines which opened in early June. In the prior year, the Company incurred $649,000 of pre-opening costs for the then new warehouse in Kingston, Jamaica.

PriceSmart’s share of the operating results of the unconsolidated Mexico joint venture was a loss of $565,000 compared to a $905,000 loss in the prior year.

Income from related party was $500,000 in the quarter related to an incentive payment received from the company’s then landlord, Price Legacy Corporation for an early termination of the lease of PriceSmart’s corporate headquarters. The Company moved to its new corporate headquarters in San Diego on March 26th, 2004.

Turning briefly to the balance sheet and cash flow, the Company ended the quarter with a consolidated balance of $9.6 million in cash and cash equivalents compared to $17.7 million at the end of fiscal year 2004 (August 2003). For the nine-month period, the Company had positive cash flow from operating activities of $3.7 million compared to $11.6 million in that same nine-month period last year due to a decline in operating results.

The Company received $5.0 million in May from The Price Group LLC as an initial payment toward the purchase of real estate owned by the Company in Santiago, Dominican Republic. The completion of the sale has several contingencies which, if not mutually agreed upon by the parties, could result in the termination of the agreement and the return of the initial payment with interest.

The Company believes that it has sufficient financial resources to meet its working capital and capital expenditure requirements by borrowing under its current and future credit facilities, together with its own sources of liquidity including the agreements with the Sol and Helen Price Trust and The Price Group LLC as described in the Company’s 10-Q filing. The Company continues to consider other sources of capital, including reducing restricted cash and the sale of equity or debt securities to strengthen its financial position and liquidity.

Now I will turn the presentation over to Robert Price for his comments.

Robert Price:

Thank you, John,

Hello and welcome to our third quarter audio conference.

As John mentioned in his report, PriceSmart’s third quarter showed improved trends versus the nine-month, year-to-date performance. Net sales, excluding the often mentioned Philippines phone cards, declined 2.3% compared to a decline of 5.3% for the nine-month period. Membership income is now running ahead of a year ago, and central overhead expenses were below the year earlier period. We have also made a great deal of progress in reducing inventory, from $70 million a year ago, to $59 million this year. Expenses at the PriceSmart locations in the third quarter were lower than last year but higher as a percent of sales. We are now pleased with third quarter location expense results and our operations managers are attending to making improvements.

As announced in a previous press release we have hired a new president for PriceSmart, Jose Luis Laparte. He has had great experience in the international warehouse club business with Sam’s both in Mexico and other parts of Latin America. His strength is in merchandising, logistics and operations. We are very hopeful that Mr. Laparte will provide the knowledge and leadership to move our business forward, particularly in merchandising and buying.

Within the past few weeks, PriceSmart has opened a new distribution center in Panama and closed the distribution facility in Hong Kong. It is anticipated that this will result in substantial savings for our company both in operating and freight expense. We have also closed the distribution facility in Los Angeles and engaged an independent distributor to handle shipments to the Philippines.

Regarding the Philippines, John mentioned the opening of the Aseana site. So far, sales have been good although the overall Philippine market remains challenging.

There really is nothing new to report regarding the PriceSmart Mexico joint venture. Sales continue to run ahead of a year ago but PriceSmart’s share of the losses, as John mentioned, were $565,000 in the third quarter. Both our partner Gigante and we are exploring ways to make the Mexico business profitable.

For some months we have been dealing with cash flow and balance sheet issues. Although we have nothing new to report at this time, I wanted you to know that the Board and senior management are investing a substantial amount of effort to find the right answers for these financial concerns.

Now I would like to address some of your questions.

One of PriceSmart’s investors has requested that we discuss what has to be done to return the Company to profitability. First, comparable store sales need to increase modestly versus the previous year. Second, total income from merchandise, membership, and other forms of income needs to be maintained at or slightly above the third quarter percentage level. Warehouse and central expenses must come down as a percent of sales. Finally, PriceSmart’s balance sheet needs restructuring to strengthen the current ratios, improve cash flow and reduce the debt burden.

Another investor question relates to the Dominican Republic and the recent floods. The floods did not really affect our business since the big problems in the Dominican Republic were not close to our locations. However, a more serious issue has been political and economic instability. Surprisingly, PriceSmart business in the Dominican Republic has been quite good, despite what is generally a tough business climate.

Another investor question concerns sales results for the bulk products program. Actually, sales and margins are very good. We are achieving a significant amount of sales from a handful of products, saving our members lots of money while achieving a very satisfactory gross margin.

Another investor asks what we are doing to recoup income from closed locations either by selling or leasing these sites. Management is actively engaged in exploring income producing opportunities for non-operating real estate. We believe that there can be significant benefits for improving cash flow and the bottom line through deployment of these non-producing real estate assets.

One final investor question concerns to expansion plans for our Company. At the moment we do not have any new locations on the drawing board. Management attention is being directed to improving existing location performance, to strengthening the balance sheet and getting back to profitability. We recognize that new locations are fundamental to PriceSmart’s future, so, we expect to add new PriceSmarts once we are financially positioned to do so.

This concludes our audio conference. Thanks for listening.